UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FRONTEER DEVELOPMENT GROUP INC.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Suite 1640 – 1066 West Hastings Street Vancouver, British Columbia Canada	V6E 3X1
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, without par value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.       [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.      [    ]

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.     Description of Registrant's Securities to be Registered.

Common Shares

The authorized capital of Fronteer Development Group Inc. (the “Registrant”) consists of an unlimited number of common shares, without par value. As of June 24, 2005, the Registrant had 46,829,567 common shares issued and outstanding. All common shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant.  In the event of liquidation, dissolution or winding-up of the Registrant, holders of the common shares will be entitled to receive on a pro-rata basis, all of the net assets remaining after the Registrant has discharged its liabilities, subject to the provisions of the Business Corporations Act (Ontario) (the “OBCA”).

Distributions in the form of dividends, if any, are determined by the Registrant’s board of directors.  The Registrant is limited in its ability to pay dividends on its common shares by certain provisions of the OBCA relating to the solvency of the Registrant.

Each holder of common shares is entitled to receive notice of and to attend and vote at all meetings of shareholders of the Registrant. Each common share carries with it the right to one vote.  The common shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the common shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the OBCA.

There are no restrictions on the repurchase or redemption of the common shares by the Registrant provided that  the Registrant meets certain solvency tests set forth in the OBCA and provided further that such purchase or redemption is exempt under applicable securities laws of Canada.

There are no provisions in the Registrant’s Articles of Incorporation or Bylaws that would have the effect of delaying, deferring, or preventing a change in control of the Registrant.

Item 2.    Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
1.	Articles of Incorporation
2.	Articles of Amendment
3.	Bylaws

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

FRONTEER DEVELOPMENT GROUP INC.

____/s/ Sean Tetzlaff__________________________

Sean Tetzlaff

Chief Financial Officer & Corporate Secretary

Dated: _____June 27, 2005_________

EXHIBIT INDEX

Exhibit No.	Description
1.	Articles of Incorporation
2.	Articles of Amendment
3.	Bylaws